EXHIBIT 2.3

AMENDMENT NO. 2 TO

ASSET PURCHASE AGREEMENT

This AMENDMENT NO. 2, dated as of August 29, 2013 (this “Amendment”), to the Asset Purchase Agreement (as amended, the “Purchase Agreement”), dated as of June 24, 2013, as amended on August 28, 2013, is entered into by and among LAFARGE NORTH AMERICA INC., a Maryland corporation (the “US Seller”), on the one hand, and LONE STAR U.S. ACQUISITIONS, LLC, a Delaware limited liability company (“U.S. Acquisitions”), CONTINENTAL BUILDING PRODUCTS LLC (formerly known as LSF8 Gypsum Investments, LLC), a Delaware limited liability company (the “New Purchaser”), CONTINENTAL SILVER GROVE, LLC (formerly known as Silver Grove Property Holdings, LLC), a Delaware limited liability company (“CSG”), CONTINENTAL PALATKA, LLC (formerly known as Palatka Property Holdings, LLC), a Delaware limited liability company (“CP”), and CONTINENTAL BUCHANAN, LLC (formerly known as Buchanan Property Holdings, LLC), a Delaware limited liability company (“CB” and, together with the New Purchaser, CSG and CP, the “US Purchaser Parties”), on the other hand. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

WHEREAS, the US Seller and U.S. Acquisitions entered into the Purchase Agreement;

WHEREAS, pursuant to that certain Assignment of Asset Purchase Agreement, dated as of July 24, 2013, by and among U.S. Acquisitions, on the one hand, and the US Purchaser Parties, on the other hand, U.S. Acquisitions assigned its rights and obligations under the Purchase Agreement to the US Purchaser Parties as described in more detail therein (the “Assignment”);

WHEREAS, Section 10.7 of the Purchase Agreement permits the parties thereto to amend the Purchase Agreement by an instrument in writing signed by, or on behalf of, the US Seller and the Purchaser; and

WHEREAS, the US Seller, U.S. Acquisitions and each of the US Purchaser Parties desire to amend the Purchase Agreement as provided herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth and set forth in the Purchase Agreement, and intending to be legally bound, the US Seller, U.S. Acquisitions and each of the US Purchaser Parties hereby agree as follows:

1. Amendment of Section 1.02 of the Purchase Agreement. Section 1.02 of the Purchase Agreement is hereby amended by adding the cross-references to the definitions (and their corresponding Section references) of “Excluded Employees” and “ST-D Employees” to the table in alphabetical order.

2. Amendment of Section 5.20 of the Purchase Agreement. Section 5.20 of the Purchase Agreement is hereby amended by deleting the last sentence thereof and replacing it with the following: “If any Cogeneration Costs are incurred prior to the Closing with the consent of the Purchaser, the Purchaser will reimburse the US Seller for 50% of such costs on or prior to September 3, 2013, which reimbursement will be made by wire transfer of immediately available funds to the US Purchase Price Bank Account (or another bank account designated in writing by the US Seller to the Purchaser).”

3. Amendment of Section 6.01 of the Purchase Agreement.

(a) Section 6.01 of the Purchase Agreement is hereby amended by replacing the first sentence thereof in its entirety with the following: “As of the Closing, the Purchaser shall, or shall cause the Canadian Purchaser or another of its Affiliates to, offer employment on substantially equivalent terms and conditions as in effect prior to the Closing to each of the then-current employees of the Sellers related to the Business, including any employees of the Sellers related to the Business who are on short-term disability on August 29, 2013 (the “S-TD Employees”), but excluding (i) any employees of the Sellers related to the Business located in Corner Brook, Newfoundland and (ii) the eleven (11) employees of the Sellers related to the Business who are on long-term disability on August 29, 2013 ((i) and (ii, collectively, the “Excluded Employees”).”

(b) Section 6.01 of the Purchase Agreement is hereby further amended by adding the following sentences at the end thereof: “Following the Closing Date, the US Seller shall administer the short-term disability program in respect of the S-TD Employees until such time as the administration of such program is transferred to the Purchaser or one of its Affiliates, which the parties agree shall occur as promptly as reasonably practicable following the Closing Date. Following the Closing, until the administration of the short-term disability program in respect of the S-TD Employees is transferred to the Purchaser or one of its Affiliates, all amounts payable to the S-TD Employees under such short-term disability program shall be paid by the US Seller, and all such payments shall be reimbursed by the Purchaser to the US Seller within ten (10) Business Days of an invoice being issued by the US Seller to the Purchaser in respect thereof.”

4. Representations and Warranties. Each of the US Seller, U.S. Acquisitions and each of the US Purchaser Parties represents and warrants that (a) it has the corporate power and authority to execute and deliver this Amendment and (b) this Amendment constitutes the legal, valid and binding obligation of each of the above parties, enforceable against each such party in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

5. No Other Modification. The Purchase Agreement shall not be modified by this Amendment in any respect except as expressly set forth herein.

6. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

7. Counterparts. This Amendment may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the US Seller, U.S. Acquisitions and each of the US Purchaser Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

LAFARGE NORTH AMERICA INC.

By:	/s/ Bi Yong Chungunco
	Name:	Bi Yong Chungunco
	Title:	Authorized Representative

[Signature Page to Amendment No. 2]

LONE STAR U.S. ACQUISITIONS, LLC

By:	/s/ Kevin Barner
	Name:	Kevin Barner
	Title:	Vice President

CONTINENTAL BUILDING PRODUCTS LLC

By:	/s/ Kyle Volluz
	Name:	Kyle Volluz
	Title:	Vice President

CONTINENTAL SILVER GROVE, LLC

By:	/s/ Kyle Volluz
	Name:	Kyle Volluz
	Title:	Vice President

CONTINENTAL PALATKA, LLC

By:	/s/ Kyle Volluz
	Name:	Kyle Volluz
	Title:	Vice President

CONTINENTAL BUCHANAN, LLC

By:	/s/ Kyle Volluz
	Name:	Kyle Volluz
	Title:	Vice President

[Signature Page to Amendment No. 2]